MERRILL LYNCH FOCUS VALUE FUND, INC.

FILE # 811-3450

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/19/01	Williams Companies Inc	$6,256,850.	$1,192,125,000.	Lehman Brothers
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